SCHEDULE 14C INFORMATION

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CNI Charter Funds

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IMPORTANT NEWS ABOUT CNI CHARTER FUNDS

May __, 2007

Dear Shareholders of the AHA Full Maturity Fixed Income Fund:

CNI Charter Funds has re-appointed Boyd Watterson Asset Management LLC as sub-adviser to a portion of the AHA Full Maturity Fixed Income Fund, effective March 2, 2007. Boyd Watterson has served as a sub-adviser to the Fund since December 2005. However, under the Investment Company Act of 1940 the acquisition of its parent company, Mercantile Bankshares Corporation, by PNC Financial Services Group, which was effective March 2, automatically terminated Boyd Watterson’s prior sub-advisory agreement with respect to the Fund.

Robert W. Baird & Company Incorporated continues to oversee a portion of the Fund. CCM Advisors, LLC continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about Boyd Watterson, including its investment processes and styles. Please take a few moments to read them and call us at 1-888-889-0799 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in CNI Charter Funds.

Sincerely,

/s/ Richard D. Byrd_

Richard D. Byrd

President & Chief Executive Officer

CNI CHARTER FUNDS

INFORMATION STATEMENT

TO SHAREHOLDERS OF THE

AHA FULL MATURITY FIXED INCOME FUND

This document is an Information Statement and is being furnished to shareholders of the AHA Full Maturity Fixed Income Fund (the “Fund”), a series of CNI Charter Funds (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued by the Securities and Exchange Commission (the “SEC”). CCM Advisors, LLC (“CCMA”) serves as the investment adviser for the Fund. The exemption order permits CCMA and the Board of Trustees of the Fund (the “Board”) to employ additional sub-advisers, terminate sub-advisers, and modify sub-advisory agreements without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually. In addition, under the SEC order, if CCMA and the Board retain a new sub-adviser, CCMA is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining any change.

This Information Statement is being mailed on or about May 31, 2007 to the shareholders of the Fund of record as of May 1, 2007 (the “Record Date”). The Fund will pay the expenses of preparing this Information Statement. As of the Record Date, 3,802,555.313 Institutional Class shares and 18,606.381 Class A shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of CCMA, the executive officers and trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund and of the Trust as of the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

Appointment of Boyd Watterson Asset Management LLC as a Sub-Adviser to the AHA Full Maturity Fixed Income Fund

On February 22, 2007, the Board approved Boyd Watterson Asset Management LLC (“Boyd Watterson”) as sub-adviser to a portion of the AHA Full Maturity Fixed Income Fund (the “Fund”). Boyd Watterson has served as a sub-adviser to the Fund since December 2005. However, under the Investment Company Act of 1940 the acquisition of its parent company, Mercantile Bankshares Corporation, by PNC Financial Services Group automatically terminated its existing sub-advisory agreement with the Fund. CCM Advisors, LLC (“CCMA”), the investment adviser to the Fund, entered into a new sub-advisory agreement with Boyd Watterson (the “Agreement”) effective March 2, 2007, to manage a portion of the Fund, subject to the supervision of CCMA and the Trust’s Board of Trustees (the “Board”).

No officers of the Trust or trustees of the Trust (each a “Trustee”) are officers, employees, directors, general partners or shareholders of Boyd Watterson. In addition, since October 1, 2006, the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in Boyd Watterson, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and has not been a party to a material transaction or material proposed transaction to which Boyd Watterson, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

At its February 6, 2007 and February 22, 2007 meetings, in connection with its review of CCMA’s proposed sub-advisory agreement, the Board considered a variety of matters, including the investment performance of the portion of the Fund managed by Boyd Watterson; the background, education and experience of its key portfolio management and operational personnel; its overall financial strength and stability, as well as that of its parent company; its regulatory compliance systems and procedures; its resources and related efforts to retain, attract and motivate capable personnel to serve the Full Maturity Fund; and the overall general quality and depth of its organization and that of its parent. The Board also reviewed Boyd Watterson’s investment philosophy and processes as well as brokerage, trading and soft dollar practices. The Board noted Boyd Watterson’s representation that it would continue to operate autonomously from its parent, and concluded that the acquisition of its parent by PNC Financial Group would not adversely impact its operations.

The Board reviewed information regarding the advisory fees charged by Boyd Watterson and noted that Boyd Watterson’s fees for services to the Full Maturity Fund were in line with the fees it charges two other mutual funds for which it serves as sub-adviser, and were lower than its standard fee schedule for institutional clients. The Board also considered that although Boyd Watterson’s sub-advisory fee schedule had no breakpoints, the Fund’s asset levels were not so substantial that they would lead to significant economies of scale.

The Board also reviewed information prepared by Boyd Watterson relating to Boyd Watterson’s costs and profits with respect to the Full Maturity Fund, as well as the methodologies used to determine and allocate such costs to its management of the Fund. The Board noted that neither Boyd Watterson nor its affiliates would receive benefits other than investment sub-advisory fees as a result of its relationship with the Fund, except the intangible benefits of the favorable publicity arising in connection with the Fund’s performance.

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that Boyd Watterson’s fees under the Agreement would represent fair and reasonable compensation in light of the nature and quality of the services proposed to be provided by Boyd Watterson to the Full Maturity Fund and its shareholders, and that approval of the Agreement was in the best interests of the Fund’s shareholders.

Boyd Watterson Asset Management LLC

Boyd Watterson is located at 1801 East Ninth Street, Suite 1400, Cleveland, Ohio 44144, and is a wholly owned subsidiary of The PNC Financial Services Group, Inc., located at USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219. Boyd Watterson was founded in 1928 and provides equity and fixed income investment management services to individuals and institutions. As of March 30, 2007, Boyd Watterson managed assets of approximately $3.0 billion.

Day-to-day management of the portion of the Fund managed by Boyd Watterson is the responsibility of its Fixed Income Group, which establishes Boyd Watterson’s fixed income investment strategy. Deborah S. Winch, who has primary responsibility for managing Boyd Watterson’s portion of the Fund, is a Senior Vice President and Senior Strategist, and has been employed by Boyd Watterson since 1992. David M. Dirk (Vice President, Senior Strategist) and James R. Shirak (Senior Vice President, Lead Fixed Income Strategist) are also involved in portfolio analysis and in securities transactions for the Fund, and have been employed by Boyd Watterson since 1996 and 1999, respectively.

Terms of Sub-Advisory Agreement

The Agreement will continue in force until March 1, 2009, unless sooner terminated as provided in the Agreement. The Agreement will continue in force from year to year thereafter with respect to the Fund so long as it is specifically approved for the Fund at least annually in the manner required by the Investment Company Act of 1940, as amended (the “1940 Act”).

The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated with respect to the Fund at any time without payment of any penalty by CCMA or Boyd Watterson on sixty days’ prior written notice to the other party. The Agreement may also be terminated with respect to the Fund at any time without payment of any penalty by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) on sixty days prior written notice to Boyd Watterson by the Trust. In addition, the Agreement may be terminated with respect to the Fund at any time upon written notice, without payment of any penalty, by CCMA, the Board, or a vote of a majority of the outstanding voting securities of the Fund if Boyd Watterson or any of its officers or directors has breached any representation or warranty in the Agreement or has taken any action which results in a material breach of Boyd Watterson’s covenants under the Agreement. The Agreement will automatically terminate with respect to the Fund if the Investment

Management Agreement between CCMA and the Trust with respect to the Fund is terminated, assigned or not renewed.

Boyd Watterson is entitled to an annual fee for its investment advisory services equal to a percentage of the average daily net assets of the portion of Fund for it manages. All sub-advisory fees are paid by CCMA and not the Fund. Because CCMA pays Boyd Watterson out of its own fees received from the Fund, there is no “duplication” of advisory fees paid. There will be no increase in advisory fees to the Fund and its shareholders in connection with the approval of Boyd Watterson as sub-adviser to a portion of the Fund.

Additional Disclosure Regarding Boyd Watterson

The names and principal occupations of the principal executive officer and each director of Boyd Watterson, all located at 1801 East Ninth Street, Suite 1400, Cleveland, Ohio 44144, are listed below:

Name	Principal Occupation/Title
Clyde E. Bartter	Chairman/Co-Chief Investment Officer
Timothy M. Hyland	Vice Chairman
Brian L. Gevry	CEO/Co-Chief Investment Officer
Roy D. Hoke	Executive Vice President
Michael E. Bee	Executive Vice President
James Waler	Chief Operating Officer/Executive Vice President
William Spetrino	Executive Vice President
James R. Shirak	Executive Vice President
David L. Meyer	Director
Kevin McCreadie	Director
Jay I. Wilson	Director
Bonnie Stein	Director
Jose A. Santiago	Chief Compliance Officer

The following information was provided by Boyd Watterson regarding the other mutual funds for which it serves as sub- adviser and which have investment objectives similar to that of the Fund:

Fund	Fee Rate	Net Assets as of May 1, 2007
Mercantile Total Return Bond Fund	0.20% for average net assets up to $140,403,000 0.30% for average net assets greater than $140,403,000 and up to $1 billion 0.17% for average net assets greater than $1	$152,123,623

billion
Mercantile Limited Maturity Bond Fund	0.20% for average net assets up to $144,344,000 0.30% for average net assets greater than $144,344,000 and up to $1 billion 0.17% for average net assets greater than $1 billion	$127,148,542

General Information

The principal executive offices of the Trust are located at 400 North Roxbury Drive, Beverly Hills, California 90210. The principal executive offices of CCMA are located at 190 South LaSalle Street, Suite 2800, Chicago, Illinois 60603. The Trust’s administrator is SEI Global Funds Services, Inc., the Trust’s transfer agent is SEI Investments Management Corporation (d.b.a. SEI Institutional Transfer Agency), and the Trust’s distributor is SEI Investments Distribution Co., each of which is located at One Freedom Valley Drive, Oaks, Pennsylvania 19456. The Trust’s custodian is U.S. Bank, N.A. located at 50 South 16th Street, Philadelphia, Pennsylvania 19102. Counsel to the Trust is Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to CNI Charter Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling 1-888-889-0799.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%

of the AHA Full Maturity Fixed Income Fund

Class A Shares

Shareholder Name and Address	Percentage of Shares Owned as of May 8, 2007
City National Bank Cust FBO Convergent Cap Mgt LLC PO Box 60520 Los Angeles, CA 90060-0520	77.71%
National Financial Services LLC For the Exclusive Benefit of Our Customer 200 Liberty St 1 World Financial Center New York, NY 10281	11.62%
City National Bank FBO CNC PSP/Pooled PO Box 60520 Los Angeles, CA 90060-0520	10.62%

Shareholders Owning Beneficially or of Record More than 5%

of the AHA Full Maturity Fixed Income Fund

Institutional Class Shares

Shareholder Name and Address	Percentage of Shares Owned as of May 8, 2007
Baptist Health Care Corporation 1000 W. Moreno St. PO Box 17500 Pensacola, Fl 32522-7500	43.32%
Wachovia Bank N.A. FBO Employees of Dearborn City Hospital 600 Wilson Creek Rd Lawrenceburg, IN 47025-2751	13.22%
Lewistown Hospital 400 Highland Ave. Lewistown, PA 17044-1167	11.98%
Graham Hospital Building Fund 210 W. Walnut St Canton, IL 61520-2497	11.38%
Banctrust Co Tr Escambia County Alabama Comm Hospitals Inc Pension Plan PO Box 469 Brewton, AL 36427-0469	5.04%